Exhibit 99.1

Charter Closes $4.75 Billion Senior Secured Notes Offering

STAMFORD, Connecticut – August 18, 2026 – Charter Communications, Inc. (NASDAQ: CHTR) (along with its subsidiaries, “Charter”) today announced that its subsidiaries, Charter Communications Operating, LLC (“CCO”) and Charter Communications Operating Capital Corp. (“CCO Capital,” and together with CCO, the “Issuers”), have closed their offering of $4.75 billion in aggregate principal amount of notes consisting of the following securities:

•	$1.75 billion in aggregate principal amount of 6.050% Senior Secured Notes due 2032 (the “2032 Notes”). The 2032 Notes bear interest at a rate of 6.050% per annum and were issued at a price of 99.839% of the aggregate principal amount.
•	$1.0 billion in aggregate principal amount of 6.600% Senior Secured Notes due 2034 (the “2034 Notes”). The 2034 Notes bear interest at a rate of 6.600% per annum and were issued at a price of 99.896% of the aggregate principal amount.
•	$1.0 billion in aggregate principal amount of 6.950% Senior Secured Notes due 2036 (the “2036 Notes”). The 2036 Notes bear interest at a rate of 6.950% per annum and were issued at a price of 99.937% of the aggregate principal amount.
•	$1.0 billion in aggregate principal amount of 7.850% Senior Secured Notes due 2056 (the “2056 Notes” and, together with the 2032 Notes, the 2034 Notes and the 2036 Notes, the “Notes”). The 2056 Notes bear interest at a rate of 7.850% per annum and were issued at a price of 99.921% of the aggregate principal amount.

The Notes were issued pursuant to an effective automatic shelf registration statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”).

Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC were Joint Book-Running Managers for the senior secured notes offering. The offering was made only by means of a prospectus supplement dated August 6, 2026 and the accompanying base prospectus, copies of which may be obtained on the SEC’s website at www.sec.gov or by contacting Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: (800) 831-9146, E-mail: prospectus@citi.com; or by contacting Morgan Stanley & Co. LLC, c/o 180 Varick Street, New York, NY 10014, Attention: Prospectus Department, Telephone: (866) 718-1649, Email: Prospectus@morganstanley.com; or by contacting Wells Fargo Securities, LLC, c/o 608 2nd Avenue South, Suite 1000, Minneapolis, Minnesota 55402, Attention: WFS Customer Service, Email: wfscustomerservice@wellsfargo.com.

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This news release is neither an offer to sell nor a solicitation of an offer to buy the Notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company with services available to nearly 59 million homes and small to large businesses across 41 states through its Spectrum brand. Founded in 1993, Charter has evolved from providing cable TV to streaming, and from high-speed Internet to a converged broadband, WiFi and mobile experience. Over the Spectrum Fiber Broadband Network and supported by our 100% U.S.-based employees, the Company offers Seamless Connectivity and Entertainment with Spectrum Internet®, Mobile, TV and Voice products.

More information about Charter can be found at corporate.charter.com.

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Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

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